CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our reports dated February 26, 2002 relating to the financial statements and financial highlights, which appear in the December 31, 2001 Annual Report of The Prudential Variable Contract Account - 10 and The Prudential Variable Contract Account - 11, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial Highlights" in such Registration Statement.

We also consent to the use in this Registration Statement of our report dated February 12, 2002, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
April 24, 2002